EXHIBIT 23.8
CONSENT OF EXPERT
     Reference is made to the Amendment No. 1 to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the mineral reserve estimate in the GRD Minproc Report, under the heading “Item 4: Description of the Business – Oyu Tolgoi Copper and Gold Project – Mineral Reserves and Resources” in the Company’s Annual Information Form for the year ended December 31, 2005, dated March 30, 2006, and in the 40-F.
Sincerely,

/s/ Bernard Peters

Name:	Bernard Peters
Title:	Principal Mining Engineer
Company:	GRD Minproc Limited.

Date:	January 31, 2007